October 23, 2026
EA Series Trust
3803 West Chester Pike, Suite 150
Newtown Square, PA 19073
Re:    Fund Reorganization
Ladies and Gentlemen:
We have acted as counsel to EA Series Trust, on behalf of the Alpha Architect US Equity ETF (the “Acquiring Fund”), in connection with the Agreement providing for the acquisition by the Acquiring Fund of all of the assets and the assumption by the Acquiring Fund of all of the liabilities of the Guru Favorite Stocks ETF (the “Acquired Fund”), in exchange for shares of the Acquiring Fund (the “Reorganization”), as set forth in the Agreement.1 The Reorganization is scheduled to close on the date of this letter (the “Closing Date”).
For purposes of this opinion, we have examined and relied upon (i) the Agreement, (ii) the Registration Statement on Form N-14 of EA Series Trust as filed with the Securities and Exchange Commission on August 31, 2026, (iii) the facts and representations contained in the letter dated on or about the date hereof addressed to us from EA Series Trust on behalf of the Acquiring Fund, (iv) the facts and representations contained in the letter dated on or about the date hereof addressed to us from the facts and representations contained in the letter dated on or about the date hereof addressed to us from EA Series Trust on behalf of the Acquiring Fund, and (v) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.
Insofar as this opinion relates to certain matters of fact, information with respect to which is in the possession of EA Series Trust, we have relied (without independent investigation) upon certificates or representations of one or more officers of EA Series Trust.
We have accepted, without independent verification, the genuineness of all signatures (whether original or copies), the legal capacity of all natural persons at all relevant times and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, copies or facsimile copies and the accuracy of all certificates of public officials.
Any references to “our knowledge,” or words of similar import, shall mean the conscious awareness, as to the existence or absence of any facts that would contradict the opinions so expressed, of those attorneys of this firm who have rendered substantive attention to the transaction to which this opinion relates. Other than as set forth herein, we have not undertaken, for purposes of this opinion, any independent investigation to determine the existence or the absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our representation of any party to the Agreement. Moreover, we have not searched the dockets of any court, administrative body, agency or other filing office in any jurisdiction. When any opinion set forth below relates to the existence or standing of EA Series Trust, such opinion is based entirely upon and is limited
1Capitalized terms used and not otherwise defined herein shall have the meanings given those terms in the Agreement and Plan of Reorganization dated as of October 23, 2026 (the “Agreement”), that is made between EA Series Trust, a Delaware statutory trust, on behalf of the Acquired Fund and the Acquiring Fund. GuruFocus Investments, LLC joins this Agreement solely for purposes of Section 7.2.

EA Series Trust
October 23, 2026
by the items referred to above, and we understand that the foregoing assumptions, limitations and qualifications are acceptable to you.
We do not express any opinion herein with respect to (i) the validity, binding effect or enforceability of any contractual provisions purporting to provide indemnification of any person for any claims, damages, liabilities or expenses that may be limited by any applicable federal or state securities laws or as a matter of public policy, and (ii) the availability of any equitable or other specific remedy upon any breach of the Agreement or of any agreement or obligations referred to therein.
Based upon the foregoing, we are of the opinion that on the basis of existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, current administrative rules and court decisions, generally for U.S. federal income tax purposes:
(a)    The acquisition by Acquiring Fund of all of the Assets of Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption of all Liabilities of Acquired Fund by Acquiring Fund followed by the distribution of Acquiring Fund Shares to the Acquired Fund Shareholders in exchange for their Acquired Fund Shares in complete liquidation and termination of Acquired Fund will constitute a tax-free reorganization under Section 368(a) of the Code.
(b)    Acquired Fund will not recognize gain or loss upon the transfer of all of its Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption of all Liabilities of Acquired Fund, except that Acquired Fund may be required to recognize gain or loss with respect to contracts described in Section 1256(b) of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code.
(c)    Acquired Fund will not recognize gain or loss upon the distribution to its shareholders of the Acquiring Fund Shares received by Acquired Fund in the Reorganization.
(d)    Acquiring Fund will recognize no gain or loss upon receiving the properties of Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption of all liabilities of Acquired Fund.
(e)    The adjusted basis to Acquiring Fund of the Assets of Acquired Fund received by Acquiring Fund in the Reorganization will be the same as the adjusted basis of those Assets in the hands of Acquired Fund immediately before the exchange, increased by any gain or decreased by any loss recognized by Acquired Fund with respect to contracts described in Section 1256(b) of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code.
(f)    Acquiring Fund’s holding periods with respect to the Assets of Acquired Fund that Acquiring Fund acquires in the Reorganization will include the respective periods for which those Assets were held by Acquired Fund (except where investment activities of Acquiring Fund have the effect of reducing or eliminating a holding period with respect to an asset).
(g)    The Acquired Fund Shareholders will recognize no gain or loss upon receiving Acquiring Fund Shares solely in exchange for Acquired Fund Shares.

EA Series Trust
October 23, 2026
(h)    The aggregate basis of the Acquiring Fund Shares received by an Acquired Fund Shareholder in the Reorganization will be the same as the aggregate basis of Acquired Fund Shares surrendered by the Acquired Fund Shareholder in exchange therefor.
(i)    An Acquired Fund Shareholder’s holding period for the Acquiring Fund Shares received by the Acquired Fund Shareholder in the Reorganization will include the holding period during which the Acquired Fund Shareholder held Acquired Fund Shares surrendered in exchange therefor, provided that the Acquired Fund Shareholder held such shares as a capital asset on the date of Reorganization.
No opinion will be expressed as to (1) the effect of the Reorganization on the Acquired Fund, the Acquiring Fund or any Acquired Fund shareholder with respect to any asset (including, without limitation, any stock held in a passive foreign investment company as defined in Code Section 1297(a)) as to which any unrealized gain or loss is required to be recognized under U.S. federal income tax principles upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction under the Code or (2) any other U.S. federal tax issues (except those set forth above) and all state, local or foreign tax issues of any kind.
We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred here from. The opinion expressed herein is given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.
Our opinion, as expressed herein, is furnished solely for the benefit of EA Series Trust, its Trustees and officers, the Acquired Fund, the Acquiring Fund, and the shareholders of the Acquired Fund and the Acquiring Fund, and is not to be circulated, quoted, filed publicly or relied upon by any other persons without our prior written consent.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement to be filed with the SEC and to the use of our name in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.
Very truly yours,
/s/ Practus, LLP
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